EXHIBIT 99.1
June 20, 2013
David A. Thomas, Ph.D., named to DTE Energy Board of Directors
DETROIT - David A. Thomas, Ph.D., a recognized thought leader in organizational behavior and strategic human resource management, was named to the DTE Energy Board of Directors effective June 21.

Thomas has been the dean and William R. Berkeley professor of business administration at Georgetown University McDonough School of Business since 2011. Previously, he was the H. Naylor Fitzhugh professor of business administration and chair of the Organizational Behavior Unit at the Harvard Business School. He joined the Harvard faculty in 1990 and retired in 2011.

Prior to Harvard, Thomas was an assistant professor of management at the Wharton School of Finance at the University of Pennsylvania.

“We are pleased that David has agreed to join our board of directors,” said Gerard M. Anderson, DTE Energy chairman, president and CEO. “As a proven business leader and researcher, his experience with various corporate boards and his leadership in the areas of corporate culture and organizational behavior will make him a valuable asset on our board.”

Thomas, 56, earned his bachelor's degree in administrative sciences, and a master's degree and a Ph.D. in organizational behavior, all from Yale University. He also has a master's degree in organizational psychology from Columbia University.

Thomas has authored dozens of articles and books, including Breaking Through: The Making of Minority Executives in Corporate America (Harvard Business School Press - 1999), which won the George R. Terry Book Award in 2001.

Thomas is a member of the Posse Foundation Board, a trustee with the Center for Creative Leadership and a member of the External Diversity Advisory Board at Deloitte. Thomas served as chair for The Partnership in Boston. He also is a past member of the boards of the Brigham and Women's Hospital, Cambridge Trust Co., Jobs for the Future and Shady Hill School in Cambridge, Mass.

DTE Energy (NYSE:DTE) is a Detroit-based diversified energy company involved in the development and management of energy-related businesses and services nationwide. Its operating units include an electric utility serving 2.1 million customers in Southeastern Michigan and a natural gas utility serving 1.2 million customers in Michigan. The DTE Energy portfolio also includes non-utility energy businesses focused on power and industrial projects and energy trading. Information about DTE Energy is available at dteenergy.com, twitter.com/dte_energy and facebook.com/dteenergy.

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For further information, members of the media may contact:

Scott Simons, DTE Energy, (313) 235-8808
Alejandro Bodipo-Memba, DTE Energy, (313) 235-3202

David A. Thomas